Exhibit 99.1

Form 4 Joint Filer Information

Name:	CGI Diversified Holdings, LP

Address:	69 Pitts Bay Road Belvedere Building – 4th Floor Pembroke, Bermuda HM08

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	December 6, 2023

CGI Diversified Holdings, LP
By:	Anholt Investments Ltd., its sole limited partner
By:	Navco Management, Ltd., its general partner

By:	/s/ Cora Lee Starzomski, Director

Name:	Navco Management, Ltd.

Address:	69 Pitts Bay Road Belvedere Building – 4th Floor Pembroke, Bermuda HM08

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	December 6, 2023

Navco Management, Ltd.

By:	/s/ Cora Lee Starzomski, Director